Exhibit 99.1

Contacts:

Ivana Magovčević

Senior Vice President Legal Affairs and Chief Patent Counsel

(617) 250-5759

imagovcevic@dyax.com

Sondra Henrichon

Director Investor Relations and Corporate Communications

(617) 250-5839

shenrichon@dyax.com

Dyax Announces Positive Interim Results from EDEMA2 Trial

of DX-88 in Hereditary Angioedema

- Plans to Initiate Phase III Trial -

CAMBRIDGE, Mass., January 10, 2005 - Dyax Corp. (Nasdaq:DYAX) today announced positive interim results from its Phase II, open-label, dose ranging, repeat dosing clinical trial of DX-88 in hereditary angioedema (HAE), referred to as EDEMA2 (Evaluating DX-88’s Effects on Mitigating Angioedema). The interim EDEMA2 results, based on 61 HAE attacks, highlight that DX-88 is well tolerated and can elicit rapid clinical responses, with a median time to clinical response of 35 minutes.  In addition to the Phase II results, Dyax announced today that it plans to initiate a Phase III trial of DX-88 in HAE, referred to as EDEMA3, during the first half of 2005. The Company expects EDEMA3 to be a controlled, multicenter, international trial of approximately the same size as its successfully completed 48-patient EDEMA1 trial. The DX-88 development program for HAE is in a joint venture with Genzyme Corporation.

Pending a positive outcome of EDEMA3, Dyax expects to file a Biologics License Application (BLA) during 2006 for marketing approval of DX-88 for the treatment of HAE in the United States. HAE is a debilitating and life-threatening acute inflammatory condition for which there is no marketed treatment in the US today. The Company also intends to file an equivalent Marketing Authorization Application (MAA) for approval of the drug in Europe.

Further specifics of the EDEMA3 trial are being finalized in ongoing discussions between the sponsor companies (Dyax and Genzyme), and regulatory agencies in the US and EU. Dyax intends to complete this single Phase III trial to satisfy filing requirements of both agencies; the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMEA). Concurrent with the EDEMA3 trial, in which patients will receive DX-88 by intravenous administration, Dyax and Genzyme will continue to develop a subcutaneous formulation of DX-88 for convenient self-administration.

EDEMA2 Interim Results

The ongoing EDEMA2 trial is one of three Phase II trials in the broader development program for DX-88 to treat HAE. Dyax has successfully completed two preceding Phase II trials (EDEMA0 and EDEMA1).  The EDEMA2 trial was designed to evaluate the safety and efficacy of DX-88 when administered to patients repeatedly on separate attacks of HAE.

Clinical response in EDEMA2 is defined as onset of relief of HAE symptoms within four hours of initial dosing with DX-88. The drug is currently administered via intravenous infusion over a ten minute period.

The results reported today are based on an interim analysis of 61 attacks treated with DX-88 in 34 HAE patients (as of November 2004).  Fifteen of these patients were treated with DX-88 multiple times, with one patient having been treated for eight separate attacks.

The EDEMA2 data suggest that DX-88 can provide substantial therapeutic benefit to HAE patients, and that there is no apparent decrease in drug effect in patients exposed to multiple doses. Across all attacks observed, the median response time was 35 minutes. Regarding the safety of DX-88, no drug related serious adverse events have been reported in EDEMA2, contributing to DX-88’s overall benign safety profile to date.

With regard to clinical response by dose level there was no substantial difference in initial response rates between dose levels, 5 mg/m2 (92% response, n=24), 10 mg/m2 (91% response, n=22) and 20 mg/m2 (100% response, n=15). However, a difference in the durability of response at each dose level has been observed in the interim analysis of EDEMA2.  With respect to the incidence of rebound attacks, the data to date indicate a substantial decrease in this rate in the combined the 10- and 20 mg/m2 dose levels (3%), as compared to the 5 mg/m2 dose level (25%).  Rebound attacks are defined as those that show an initial clinical response (within four hours), that are then administered a second dose of DX-88 within four and twenty-four hours following the initial dose. Additional reports of rebound symptoms not receiving a second dose are under further review. Based on EDEMA2 observations to date, patients in the trial are currently being dosed at 10 mg/m2.

All types of HAE attacks were included in the interim EDEMA2 analysis; peripheral (48%); abdominal (41%); and laryngeal attacks (11%). To the companies’ knowledge, DX-88 is the only investigational drug for the treatment of HAE that is being administered to treat laryngeal attacks -  the most serious and potentially fatal type, due to airway blockage that often requires emergency intubation. The EDEMA2 data shows no substantial difference in clinical response rates between attack type.

EDEMA2 is ongoing, currently at 19 centers under a US investigational new drug application (IND). In the trial, 85 attacks in 36 patients have been treated as of January 7, 2005, and each patient can receive up to 20 doses of DX-88 for separate HAE attacks.

EDEMA2 Abstracts Accepted by AAAAI

In related news, two EDEMA2 abstracts submitted by Dyax to the American Academy of Allergy, Asthma and Immunology (AAAAI) have been accepted for presentation at the group’s Annual Meeting, to be held at the Henry B. Gonzalez Convention Center in San Antonio, from March 18 - March 22, 2005.  An oral abstract on the use of DX-88 for the treatment of laryngeal edema will be presented on March 21. On the same day, a poster presentation related to the safety of DX-88 in HAE will be presented.

DX-88 Trials and Cumulative Data

Dyax has completed two Phase II trials, EDEMA0 and EDEMA1, for DX-88 in HAE.  EDEMA0 was a 9-patient, open-label, single dose, dose ranging, trial conducted in the EU, and EDEMA1 was a 48-patient, double-blind placebo-controlled, single dose, dose ranging trial conducted in the US.

Final EDEMA1 results were recently announced (November 15, 2004), and demonstrated that the group of patients receiving DX-88 (n=40) had a statistically significant clinical response (p=0.0169) versus those patients who receiving placebo (n=8).  The EDEMA1 results also showed that DX-88 was well tolerated, and that DX-88 provided clinical benefit for all types of HAE attacks, including potentially fatal laryngeal attacks.

With regard to clinical data accumulated in EDEMA trials to date, 141 doses of DX-88 have been administered to 74 patients as of January 7, 2005.  With regard to safety data, over 225 doses of DX-88 have now been administered to more than 125 people.

DX-88 for use in treating HAE has orphan drug designation in the US and Europe, as well as Fast Track designation in the US.

Hereditary Angioedema (HAE)

HAE is a rare inherited condition characterized by episodes of acute swelling and inflammation that can peripherally affect the extremities (hands, feet, face), the abdominal tract, the genitalia, and in life-threatening cases, the larynx. The prevalence of hereditary angioedema is believed to be between 1/10,000 and 1/50,000 people worldwide.   The condition is caused by a genetic

deficiency of C1 esterase inhibitor (C1-Inh), a naturally occurring molecule that inhibits kallikrein and other serine proteases in the blood.

Abdominal obstruction caused by HAE is often associated with bouts of severe pain, nausea, and vomiting caused by swelling in the intestinal wall. Peripheral attacks are the most physically disfiguring, yet all types of HAE attacks are debilitating. On average, patients have 12 HAE attacks per year which, left untreated, endure for two to five days. The inconsistent nature of HAE attacks contributes to the patients’ sense of uncertainty and the fear of having a laryngeal attack that can rapidly close the airways.

Current Treatment of HAE

There is no marketed therapy for HAE in the United States.  Adult HAE patients often manage the frequency of attacks with the use of anabolic steroids.

In some European countries, there is one marketed product for HAE. This product is plasma derived C1-Inhibitor, which replaces the protein that is missing or dysfunctional in HAE patients.  The C1-Inh product, however, carries the potential risk of blood-borne viruses and is a non-specific inhibitor of kallikrein.

DX-88 is a recombinant small protein that inhibits kallikrein in vitro with very high affinity (40 pM Ki) and unlike C1-Inh, does not inhibit any of the other serine proteases against which it was tested.  Kallikrein may be the most relevant target in HAE, as it is a key enzyme in the inflammatory cascade, in which it liberates bradykinin, the intermediary of pain and swelling associated with HAE.  The compound was discovered at Dyax Corp., and is being developed for the treatment of HAE in a joint venture between Dyax Corp. and Genzyme Corporation.

Dyax Disclaimer

This press release contains forward-looking statements, including statements regarding the potential therapeutic benefit of DX-88 for HAE and the requirements and prospects for regulatory filings and approvals for DX-88.  Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors which may affect the potential therapeutic benefit of DX-88 for HAE and the requirements and prospects for regulatory filings for DX-88 include the risks that: DX-88 may not show therapeutic effect or an acceptable safety profile in clinical trials or could take a significantly longer time to gain regulatory approval than Dyax expects or may never gain approval; others may develop technologies or products superior to DX-88 ; Dyax is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacture, marketing, sales and distribution of its biopharmaceuticals; DX-88 may not gain market acceptance; Dyax may not be able to obtain and maintain intellectual property protection for DX-88 for the duration of its patent covering DX-88; and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.

EDEMA0, EDEMA1 and EDEMA2 are trademarks of Dyax Corp.

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